Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a Statement on Schedule 13G and all amendments thereto with respect to the Common Shares, no par value, of Valcent Products Inc. beneficially owned by each of them, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.

Dated: March 9, 2010

PLATINUM LONG TERM GROWTH VII, LLC

By: /s/ OLIVER JIMENEZ
Oliver Jimenez
Chief Compliance Officer

PLATINUM PARTNERS VALUE ARBITRAGE FUND LP

By: /s/ OLIVER JIMENEZ
Name: Oliver Jimenez
Title: Chief Compliance Officer